Exhibit 107

Calculation of Filing Fee Tables

SC TO-T

(Form Type)

Concert Pharmaceuticals, Inc.

(Name of Subject Company - Issuer)

Foliage Merger Sub, Inc.

(Names of Filing Persons - Offeror)

Sun Pharmaceutical Industries Ltd.

(Names of Filing Persons - Parent of Offeror)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$602,717,999.68*	0.00011020	$66,419.52**

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$602,717,999.68

Total Fees Due for Filing			$66,419.52

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$66,419.52

*

The transaction valuation is estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was estimated based on the sum of (a) the product of 62,211,678 shares of common stock issued and outstanding and $8.37, the average of the high and low sales prices per share of Concert Pharmaceuticals, Inc. (“Concert”) common stock on January 30, 2023, as reported by The Nasdaq Global Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”); (b) the product of 217,106 shares of common stock underlying outstanding options with exercise prices less than $8.00, and $3.86, which is the difference between the Reference Price and $4.51, the weighted average exercise price of such underlying outstanding stock options; (c) the product of 1,097,518 shares of common stock underlying outstanding restricted stock unit awards and the Reference Price; (d) the product of 1,800,000 shares of common stock underlying outstanding warrants and $8.37, which is the difference between the Reference Price and $0.001, the weighted average exercise price of such underlying warrants; and (e) the product of 6,800,000 shares of common stock, which will be issued upon the conversion of 6,800 outstanding shares of Series X1 Preferred Stock, par value $0.001 per share, and the Reference Price. The calculation of the filing fee is based on information provided by Concert as of January 30, 2023.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued on August 26, 2022, by multiplying the transaction valuation by 0.00011020.